Exhibit 99.1

Safety Shot Expands Retail Footprint with Major Grocery Chain in US Southwest

Company’s Rapid Alcohol-Reducing Beverage, Sure Shot, to be Sold in 192 Stores Across Nevada, Arizona, and California

JUPITER, Fla., November 15, 2024 /GlobeNewswire/ — Safety Shot, Inc. (Nasdaq: SHOT) (“Safety Shot” or “the Company”) today announced a new agreement with a leading national grocery chain to sell its convenient, newly branded 4 oz. Sure Shot beverages in select stores across the Southwest. This chain boasts over 2,200 stores nationwide, making them a significant player in the grocery industry.

This strategic launch in 192 stores across Nevada, Arizona, and California represents a significant milestone in Safety Shot’s growth strategy. It provides access to a substantial and rapidly growing alcohol beverage market and marks a key step towards the Company’s goal of nationwide distribution.

Driven by a mission to promote responsible drinking and enhance social experiences, Sure Shot was developed with a deep commitment to consumer well-being. It is the world’s first beverage designed to reduce blood alcohol content (BAC) and boost mental clarity. Crafted with essential B vitamins, antioxidants, electrolytes, and nootropics, this on-the-go beverage helps consumers enjoy themselves responsibly while supporting mental clarity and energy. Sure Shot is uniquely formulated to reduce BAC in 30 minutes or less, providing a convenient and effective way for consumers to manage their alcohol consumption.

“This is a huge milestone for Safety Shot, distributing our product into one of the largest US grocery chains. We are beyond thrilled to have Sure Shot represented in the Southwest region, which we believe is a major step towards nationwide placement. We expect this distribution agreement to significantly increase brand awareness and drive shareholder value,” said Josh Wagner, Chief Revenue Officer of Safety Shot, Inc.

This agreement, which has been in the works since March, reflects the strong alliance forming between the two companies. The grocery chain, with its extensive network of over 2,200 stores nationwide, diligently vetted Safety Shot and its innovative product, recognizing its potential to resonate with health-conscious consumers who seek to enjoy social occasions responsibly.

“We are thrilled to partner with this leading grocery chain and introduce Sure Shot to their customers in the Southwest,” said Jarrett Boon, CEO of Safety Shot, Inc. “The Southwest represents a dynamic and expanding market for innovative beverage options, with its vibrant nightlife, thriving tourism sector, and large metropolitan areas. This partnership is a major positive step in our strategy to expand distribution through leading grocery chains, and we look forward to securing additional agreements in the future. Their vast network and commitment to customer satisfaction make them an ideal partner as we work towards our goal of nationwide distribution. We are confident that this collaboration will help establish Sure Shot as a household name and provide consumers with a convenient and effective way to enjoy themselves responsibly.”

The 4 oz. Sure Shot bottles will be prominently displayed in participating stores throughout November and December, allowing Safety Shot to capitalize on the increased consumer demand for beverages during the holiday season. This strategic timing positions Safety Shot to introduce its innovative product to a wide audience during a period of peak social activity and consumer spending

About Safety Shot, Inc.

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy, and overall mood. Safety Shot is available for purchase online at www.sureshot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding Safety Shot’s ability to develop and commercialize a product that lowers blood alcohol content, the timing, progress and results of non-clinical studies and clinical trials, including our product development plans and strategies, Safety Shot’s future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Safety Shot’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, our ability to comply with applicable U.S. and foreign laws, rules, and regulations, product liability claims, our ability to develop and market Safety Shot and the risks and uncertainties that are described more fully in the section titled “Risk Factors” in Safety Shot’s Form 10-Q for the fiscal year ended June 30, 2024, filed with the Securities and Exchange Commission on August 15, 2024, and its other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Safety Shot undertakes no duty to update such information except as required under applicable law.

Media and Investor Contact:

Autumn Communications

Jess Weinberger

Phone: 201-213-3239

Email: shot@autumncommunications.com

Investor Relations

Medon Michaelides

Phone: 561-244-7100

Email: investors@drinksafetyshot.com